Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-4 Nos. 333-101310 and 333-106887-01; Form S-3 Nos. 333-96715, 333-96715-01, 333-89130, 333-89130-76, 333-106888 and 333-106888-01; and Form S-8 Nos. 333-97469, 333-97469-01, 333-111384 and 333-111384-01) of Starwood Hotels & Resorts Worldwide, Inc. and Starwood Hotels & Resorts (the “Company”) and in the related Prospectuses of our report dated February 5, 2004, with respect to the consolidated financial statements and schedules of the Company included in this Joint Annual Report (Form 10-K) for the year ended December 31, 2003.

ERNST & YOUNG LLP

New York, New York
February 27, 2004